Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Footstar, Inc.

We consent to the incorporation by reference in the registration statements (No. 33-20731 and No. 33-30011) on Form S-8 of Footstar, Inc. of our report dated May 17, 2000, with respect to the Historical Summary of Assets Acquired and Liabilities Assumed of the Acquired Just For Feet Business as of January 29, 2000, and the related Historical Summary of Revenues and Direct Operating Expenses for the year ended January 29, 2000, which report appears in the Form 8-K/A of Footstar, Inc. dated May 22, 2000.

                                                          /s/KPMG LLP

Short Hills, New Jersey
May 22, 2000

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